*****Denotes certain parts that have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.**

DEALER AGREEMENT

THIS AGREEMENT, to become effective the **25th** day of **September 2006** (hereafter called "Agreement") between Deep Development Corp. a Division of Gatekeeper Systems Inc., with its principal place of business at #301 – 31127 Wheel Ave. Abbotsford, B.C. Canada V2T 6H1, (hereafter called "Company") and **Navitrak International Corporation**, with its place of business for the retail sale of Company products covered by this Agreement located at: **252 N. Washington Street, Falls Church VA 22046** (hereafter called "Dealer").

I. <u>PURPOSE</u>

This Agreement is to establish Dealer as a Dealer of Company's products with the NON-EXCLUSIVE right(s) to sell at retail Company's Products, including parts and accessories therefore (hereafter called "Products") in the trade area served by Dealer and the EXCLUSIVE RIGHTS to sell at retail the Company's Products to the customer(s) listed in Addendum A as well as to establish the responsibilities of the parties. For further information on exclusivity and territory, please see addendum A.

Company reserves the right to sell, in the trade area served by Dealer, or appoint other Company Dealers in the trade area served by Dealer.

II. <u>TERMS OF SALE</u>

Upon acceptance by Company of a Dealer order for Products, terms of purchase will be as set forth in Company's most currently published "TERMS AND DISCOUNT SCHEDULE" [redacted]

Company will have the right to change the Product offering and the terms and prices therefore at anytime and from time to time. Prices and terms for Products shall be those in effect on the date Company accepts the Dealer order. All shipments are F.O.B., Company location.

III. <u>CREDIT</u>

When credit is extended to Dealer, Dealer agrees that title to all Products with right of repossession for default shall remain with Company until the purchase price is paid in full. Credit will be extended to Dealer after execution and filing of security agreements and related documents satisfactory to Company. At Company's request, Dealer shall provide Company with yearly financial statements, including complete balance sheet and profit and loss statement, and related information Company may reasonably request. Company shall take reasonable measures to preserve the confidentiality of all such information within the Company. Failure by Dealer to promptly provide such information, or should Company otherwise deem itself insecure, Company may suspend or reduce Dealer's credit limit, or take what other steps necessary to protect Company's interest.

Dealer shall permit persons designated by Company, during normal business hours, to enter Dealer's place of business, to inventory Products at Dealer's location and to examine, copy and audit all Dealer records and documents relating to the Products.

IV. <u>WARRANTY</u>

Company Products are sold subject only to the applicable Company standard printed warranty in effect at the time of sale and such warranty shall be in lieu of all other warranties express or implied. Dealer is not authorized to assume, on Company's behalf, any liabilities in connection with Dealer's sale of Product other than as set forth in such Company standard warranty. Dealer shall indemnify and hold Company harmless with respect to any Dealer representation beyond those in such Company warranty. COMPANY MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

V. <u>DELIVERY</u>

Company shall not be responsible for failure to deliver Products on time or to fill orders when such delay or failure results from causes beyond Company's control.

VI. RESPONSIBILITY OF DEALER

Dealer shall:

(A) Achieve a market share, satisfactory to Company, for Products in the area served by Dealer.

(B) Maintain an inventory of Products in keeping with the sales potential in the area served by dealer (See Addendum A) and satisfactory to Company.

(C) Aggressively promote the sale of Products, through, but not limited to, advertising, product demonstrations, shows, field demonstrations and other applicable gatherings using Company's advertising and/or sales promotion material as provided by Company, and by participation in early order and other sales related programs offered by the Company.

(D) Extend to Dealer's customers Company's applicable standard printed Product warranty which is in effect at the time of retail sale. Dealer understands that no other warranty is expressed or implied.

(E) Properly staff and train sales, service and parts personnel with respect to Products.

(F) Set up Products following Company's standard setup instructions and explain proper operating and safety instructions to Dealer's retail customers, together with delivery of applicable written operating and safety instructions.

(G) Obtain written consent of Company if Dealer intends to open any additional business location for the sale or service of Products or for the purpose of displaying Products at any location other than the business location described above.

(H) Carefully store and care for all Products for which Dealer is indebted to Company under this Agreement and protect same from damage or loss from any cause. Dealer shall maintain insurance of the types, in an amount and non-cancelable without 10 days written notice to Company from the insurer, covering any such damage or loss, all satisfactory to Company.

(I) Encourage retail customers to use Company's original equipment parts (OEM) in the repair and replacement of Products in order to maintain the Products performance and high quality. Dealer shall not represent non-OEM parts as Company OEM parts.

(J) Cooperate with Company's Annual Performance Review, and any other programs or matters pertaining to the administration of this contract.

VII. TERM

The term of this Agreement shall be for a period of **Five** year(s), commencing on the effective date hereof. This Agreement shall be automatically renewed for successive terms of **Five** year(s) each unless either party shall give the other notice of non-renewal not less than **30** days prior to the end of the then current term or unless this Agreement is otherwise terminated as provided herein.

VIII. TERMINATION

Unless otherwise provided by applicable state law, either party may terminate this Agreement without cause and for any reason, upon not less than **30** days written notice given to the other party, provided that nothing contained herein shall prevent Company from immediately terminating this Agreement in the event of bankruptcy or insolvency of Dealer, Dealer's failure to pay any amounts owing Company when due, Dealer's failure to hold proceeds of the sale of Products in trust for Company, or Dealer's failure to maintain satisfactory insurance with respect to Products. Upon termination for any reason, all amounts owed Company will become immediately due and payable.

04/25/06 TM

IX. TRADEMARKS/TRADE NAMES

Dealer is hereby licensed to use Company's name and trademarks in the normal course of distributing Company's Products and performing related services under this Agreement. Dealer agrees not to use Company's name as part of Dealer's name or in any manner which would misrepresent the relationship between Dealer and Company. Dealer may represent itself as an "authorized dealer" of Company, and, with prior approval of Company, may use Company's name and Product related trademarks on signs or other advertising or promotional material. Dealer's license to use Company's name and trademarks is limited and Dealer shall abide by restrictions and limitations imposed by Company from time to time. Upon termination of this Agreement, Dealer shall

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immediately cease representing itself as a dealer of Company and shall cease use of all Company names and trademarks and any signs or other material, of whatever nature, identifying Dealer as a dealer of Company shall be removed or obliterated.

X. GENERAL

A. Dealer is not an agent of Company nor is Dealer authorized to incur any obligations or make any representations on behalf of Company.

B. This Agreement is binding on the parties, their heirs, executors, administrators, successors and assigns.

C. Dealer may not assign this Agreement or any provisions thereof to another dealer or party without the written approval of Company.

D. If any provision of this Agreement shall be held unenforceable, then the remainder of this Agreement shall not be affected thereby.

E. No waiver by Company of any default under this Agreement by Dealer shall be deemed a waiver of any prior or subsequent default by Dealer hereunder.

F. All understandings and agreements between the parties are contained in this Agreement which supersedes and terminates all other agreements between the parties. The rights of either party pertaining to Products sold by Company to Dealer under previous arrangements will be governed by this Agreement, provided, however, that nothing contained in this Agreement will, in any way, alter or change the rights and obligations of the parties pursuant to any security agreements or other agreements presently in existence.

G. Company reserves the right to modify and/or update this Agreement consistent with the modification and/or updating of all agreements Company has with other similar dealers, and replace or substitute such modified or updated agreement for this Agreement and such replacement or substitution shall not constitute termination of this Agreement. Failure of Dealer to execute such replacement or substitution agreement within 30 days of it being offered shall constitute automatic termination of this Agreement by Dealer.

H. Dealer agrees that application of any provision of this Agreement or related documents, or any other change implemented by Company, if equally applied to all other similar Company dealers, shall not constitute a change in the competitive circumstances of Dealer.

I. This Agreement will be governed by the laws all states as binding in this contract.

Company Name: **Deep Development Corp.**

Signed: [signature]

By Tim Macfarlane

Title Managing Director

Date Sept 25/06

Dealer Name: **Navitrak International Corp.**

Signed: [signature]

By HERB LUSTIG

Title GENERAL MANAGER

Date 9/25/06

Addendum A

I EXCLUSIVE PRODUCTS:

Dealer has exclusive rights to the following Company Product(s) in Dealer's territory: None. Product list is subject to change at any time.

II NON-EXCLUSIVE PRODUCTS:

Dealer has non-exclusive rights to the following Company Product(s) in Dealer's territory: Viperfish ASX Digital Video Recorder, Viperfish MSX Digital Video Recorder, OPTI IV, AC-ROV, Viperfish UDU (Underwater Detection Unit) and the Viperfish Deep Digital Video Recorder. Product list is subject to change at any time.

III EXCLUSIVE CUSTOMERS:

U.S. Department of Homeland Security, Division of Border Enforcement. If Company elects to sell directly to this customer, then Dealer shall be compensated on all sales not less than 25% of aggregate net selling price (after all discounts, allowances and other trade concessions).

U.S. Department of State Airwing and Dyncorp, contractor to the U.S. Department of State. If Company elects to sell directly to this customer, then Dealer shall be compensated on all sales not less than 25% of aggregate net selling price (after all discounts, allowances and other trade concessions).

IV TERRITORY:

Company and Dealer have agreed that Dealer's territory will be: global. Upon mutual agreement, the territory defined in this agreement between Company and Dealer can be re-negotiated or re-defined in the future.

09/15/06
T.M.

H.L.